Exhibit 10.42

Personal Employment Agreement

This Personal Employment Agreement (this “Agreement”), is entered into on _______ ___, 2017, by and between R2Net Israel Ltd. (Registration Number 51-395749-8) (the “Company”) of 10 Hasadnaot Street, Herzeliya, Israel, and Oded Edelman (ID No. 022707145) (the “Executive”) of 8 Yizhar Street, Ramat-Hashron, Israel.

WHEREAS, Sterling Jewelers Inc., a Delaware corporation (“Purchaser”), Signet Jewelers Ltd., a Bermuda corporation (“Purchaser Parent”), R2Net Inc. (“Company Parent”) and other persons named therein have entered into an Agreement and Plan of Merger, dated August 23, 2017 (the “Merger Agreement”), whereby, subject to the terms and conditions of the Merger Agreement, Purchaser acquired Company Parent at the closing of the Merger Agreement (such date, the “Effective Date”); and

WHEREAS, as of August 23, 2017 the Parties enter into an employment agreement that became effective as if the closing of the Merger Agreement (the "Previous Employment Agreement")

WHEREAS, due to the Executive's request to amend his pension arrangement, including the amending the relevant basic pensionable salary for calculating the Company's contributions to the severance component severance pay and pension component, as described in the Previous Employment Agreement, the Parties agreed to amend the Executive's pension arrangement and therefore the salary structure and to replace the Previous employment Agreement with this Agreement; and

WHEREAS, subject to the approval of the Israeli Ministry of Economy and Industry according to Section 28 to the Severance Pay and effective as of such approval, the Company and the Executive wish to replace the Previous Employment Agreement with this Agreement, and hereby agree, as follows.

NOW, THEREFORE, it has accordingly been warranted, provided and agreed by the parties as follows:

1.    Recitals, Headings and Interpretation

1.1	The recitals to this Agreement constitute an integral part hereof.

1.2
The division of the terms of this Agreement into clauses and the headings is solely for convenience of reference and shall not affect its interpretation. The language used in this Agreement shall be deemed to be the language negotiated and chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of construction against the drafting party will be applied against any Person. The use of the words “includes” or “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

1.3
For purposes of this Agreement, “Cause” shall mean (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Executive; (B) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (C) (x) a material breach by the Executive of Executive’s duties, responsibilities or obligations under this Agreement or (y) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by the chief executive officer of Purchaser Parent or the board of directors of Purchaser Parent within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Executive by the Company or the board of directors of Purchaser Parent.

1.4	For purposes of this Agreement, “Company Group” shall mean the Company, Purchaser Parent, Purchaser and their respective subsidiaries.

Exhibit 10.42

1.5
For purposes of Section 5 of this Agreement, “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents, or in the good faith determination of the Company, would be reasonably likely to prevent, the performance of Executive’s essential duties for a period of (i) one hundred and twenty (120) consecutive days or (ii) one hundred and eighty (180) non-consecutive days during any twelve (12) month period and which cannot be reasonably accommodated by the Company without undue hardship. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree, including the determination as to whether the Disability can be reasonably accommodated by the Company, shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

2.    Exclusivity of the Agreement

2.1	This Agreement is personal and the terms and conditions of the employment of the Executive shall be solely as set forth in this Agreement.

2.2
Except as expressly provided in this Agreement, the Executive shall not be entitled to any payments or other benefits in respect of his/her employment and the termination of his/her employment with the Company.

3.    Absence of Impediment to the Executive's Employment

The Executive represents, warrants, confirms and undertakes that he/she is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual or other impediment, including physical or mental health issues, to his/her entering into this Agreement, fulfilling his/her obligations hereunder or to his/her employment with the Company and that in entering into this Agreement he/she is not in breach of any other agreement or obligation to which he/she is or was a party.

4.    Position and Duties

4.1	The Executive shall be employed by the Company in the position as set forth in Exhibit A and, in the discharge of his/her duties, shall report to the person(s) set forth in Exhibit A.

4.2
Executive shall devote Executive’s full business time, attention and skill to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation that (x) conflicts with the interests of the Company Group, or (y) interferes with the proper and efficient performance of Executive’s duties for the Company Group, including pursuant to the PIAA Agreement (defined below). Subject to the foregoing, nothing herein shall preclude Executive from (i) subject to the approval of the chief executive officer of Purchaser Parent, serving as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of businesses and charitable organizations that do not compete with the Company Group, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs that do not compete with the Company Group; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

Exhibit 10.42

4.3	The Executive shall, at all times, act in a manner suitable for his/her position and status in the Company.

4.4
The Executive shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent, consultant, director or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity or person.

4.5
The Executive undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he/she had or has a personal interest or which might create a conflict of interest with his/her position in the Company.

4.6	[Reserved].

4.7
The Executive shall be based in the Company's Israeli offices, but he/she understands that his/her position involves international and local travel as required to discharge his/her responsibilities hereunder.

4.8
The Executive shall not receive any payment and/or benefit from any third party, directly or indirectly, in connection with his/her employment. In the event the Executive breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Executive. Unless otherwise stated in Purchaser Parent's FCPA or other policies, this Section 4.8 does not apply to gifts or similar benefits with insignificant value.

4.9	The Executive acknowledges that the Company is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 1998, and that sexual harassment is a severe disciplinary offence.

4.10
The Executive undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with his/her work and may be harmful to the Company, other employees or any other third party, as further detailed in the Purchaser Parent's policy (as will be adapted to Israeli law), as may be amended from time.

4.11
The Executive acknowledges and agrees that personal information related to him/her and the Executive's terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad, provided that : (a) such transfer shall be made only in order for the Company to comply with any relevant legal requirements or due to business purposes of the Company (including transactions related to the Company); (b) that the transferred information shall be limited to the reasonable and necessary scope; and (c) that the receiver of the information shall be bound, to the extent possible, to confidentiality obligations so as to preserve the privacy of such information at least at the level of privacy kept by the Company itself regarding the information.

4.12	The Executive shall be subject to the same written policies of the Purchaser Parent or any of its subsidiaries or affiliates and the Board of Directors of Purchaser Parent applicable to executives,

Exhibit 10.42

including the Code of Conduct and any policy of the Board of Directors of Purchaser Parent relating to claw back of compensation, as they exist from time to time during the Executive’s employment with the Company or any of its affiliates; provided that such policies were brought to the attention of the Executive by way of a written notice.

5.    Employment Term and Termination

5.1	The Executive's employment by the Company shall commence on the date set forth in Exhibit A (such date, the “Commencement Date”).

5.2
The Executive’s employment may be terminated upon the earliest to occur of (i) Executive’s death or a termination of employment by reason of Disability, (ii) a termination of employment by the Company with or without Cause, or (iii) a termination of employment by Executive, and, in each case, subject to the delivery of a prior written notice by the terminating party (the “Notice Period”). The Notice Period will be as set forth in Exhibit A.

5.2.1    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. Subject to (and to the full extent permitted under) applicable law, the Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death, or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to payment in lieu of the Notice Period (as applicable to death or Disability) which will be due and payable on the latest of (i) within 10 days of the date of termination, or (ii) the next regularly scheduled payroll date following the effective date of termination.
5.2.2    Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause, effective immediately upon Executive’s receipt of written notice of such termination and the Company shall have no obligation to pay any compensation during or in lieu of the Notice Period.
5.2.3     Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause by giving the Executive a prior written notice of the Notice Period. In the event that Executive’s employment is terminated by the Company without Cause, the Company may take one of two actions: (1) the Company may continue to pay Executive his Salary and all other social benefits as well as bonuses and other incentives which Executive earns pursuant to this Agreement and applicable law, in each case, for the duration of the Notice Period, and Executive will continue to work on a normal schedule for the duration of the Notice Period; or (2) in lieu of requiring Executive to provide services throughout the Notice Period, the Company may elect, at the Company's sole discretion, to terminate the Executive’s employment, immediately or at any time during the Notice Period, provided that in such event, even though Executive is not actively employed during the Notice Period, the Executive shall be entitled to receive from the Company a lump sum cash payment equal to his Salary and the employer contribution to the social contributions (but, for the sake of clarity, not for bonuses and other incentives to which he may otherwise be entitled) for any such portion of the remaining Notice Period as though the Executive continued to be actively employed by the Company (“Payment in Lieu of Notice”).

Exhibit 10.42

5.2.4    Termination (Resignation) by Executive. Executive may terminate (resign) Executive’s employment for any reason by providing the Company a prior written notice of the Notice Period (as applicable to resignation); provided that the Company may elect to waive all or any portion of the Notice Period. In the event of a termination of employment by Executive under this Section, Executive shall be entitled to the Payment in Lieu of Notice (as it applies with respect to the Notice Period for resignation). In the event that the Executive terminates (resigns) his/her employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 5.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any sums that it may owe the Executive an amount equal to the Salary and social benefits that would have been paid to the Executive during the Notice Period, had he worked during such period.

5.3
During the Notice Period, the Executive shall continue to perform his/her duties until the conclusion of the Notice Period. Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive the Executive's actual work during the Notice Period, or to reduce the scope of the Executive's work hours, while continuing to pay the Executive his/her regular payments and benefits until the completion of the Notice Period; or (ii) terminate this Employment Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and, if applicable, make the payments in accordance with the relevant subsection in Section 5.2 above.

It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case, such termination shall not constitute a dismissal of the Executive by the Company.

5.4	The Executive undertakes that immediately upon the termination (including, for the sake of clarity, resignation) of his/her employment with the Company (for any reason), he/she shall act as follows:

5.4.1    He/she shall deliver and/or return to the Company all the documents or other letters, notes, reports and other papers in his/her possession and relating to his/her employment with the Company and the fulfillment of his/her duties, as well as any equipment and other property belonging to the Company that was placed at his/her disposal, including any Company car, computer equipment, telephone equipment, Executive ID badge or other equipment;

5.4.2    Following coordination with the Company's IT persons, he/she shall delete any information relating to the Company or its business from his/her personal computer, if any; and

5.4.3    He/she shall coordinate the termination of his/her employment with his/her supervisors, and he/she shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by his/her supervisors, all documents and information and all matters with which he/she dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

Exhibit 10.42

6.    Working Hours

6.1    The working hours of the Executive shall be as required by the nature of the Executive’s full-time senior position in the Company, not less than 5 business days a week. The regular weekly rest day is Saturday.

6.2    In consideration of the conditions and circumstances of the Executive’s management position and duties in the Company which requires a special degree of trust and as the conditions and circumstances of employment do not enable the Company to supervise the Executive's hours of work, the provisions of the Hours of Work and Rest Law, 1951 shall not apply to the Executive and he/she shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as specified in this Agreement. The Executive acknowledges that the consideration set for him/her hereunder nevertheless includes within it consideration that would otherwise have been due to him/her by law.

6.3    At the Company's request, Executive undertakes to report to the Company the actual working hours that will be performed by the Executive, in accordance with the applicable practices and policies of the Company in regards to such reports.

7.    Salary

7.1
As compensation for the Executive’s performance as a full-time employee, the Company shall pay the Executive a gross monthly salary as set forth in Exhibit A (the “Salary”). The Salary will be paid to the Executive in accordance with the Company's normal pay-roll practices, no later than the 9th day of each month. Any payment or benefit under this Agreement (including payments as described in Sections 8.3a, 9.3, 10 hereof or any bonuses or the like), other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise.

7.2
For the avoidance of any doubt, the Salary and the fringe benefits that are described below constitute the overall consideration for the Executive’s work and in view of his/her position and status, and he/she shall not be entitled to any additional consideration, of any form, for his/her work during additional and overtime hours and on weekends or holidays, insofar as required.

8.	Pension Arrangement

The Company encourages the Executive to tailor a pension arrangement, a Managers' Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”) and/or alike, or a combination of plans that best suit the Executive's anticipated future needs. Therefore, the Executive shall be entitled to a pension arrangement in accordance with his/her choose. For the avoidance of doubt, in the event the Executive elects to combine plans, the contributions percentages will relate to such portion of the Determined Salary that the Executive has allocated towards each benefit plan as follows:

8.1	The Company shall contribute for severance compensation (the “Severance Contribution”) as set forth in Exhibit A.

8.1a.
For the avoidance of any doubt, the Company's contributions for severance compensation based on part of the balance between the Base Salary that exceed the Determined Salary, as set forth in Exhibit A, shall be paid to the Exeutive on a monthly basis through the pay-slip and shall be deemed as part of the Salary (the "Severance Part in the Salary"). It is hereby agreed that the Parties will apply for special approval of the Israeli Ministry of Economy and Industry according to Section 28 to the Severance Pay that such Severance Part in the Salary shall be deemed as part of the Executive's Salary.

Exhibit 10.42

8.2	In addition, the Company shall contribute for pension compensation ('Tagmulim') towards the pension arrangement, as set forth in Exhibit A.

8.3
In the event that the Executive chooses Policy arrangement, the pension compensation ('Tagmulim') shall include the Company's payment for purchase of disability insurance coverage sufficient to secure 75% of the Determined Salary; provided that the Company's contributions solely for pension compensation shall be not less than 5% and subject to the consent of the insurance company to insure the Executive. For the avoidance of any doubt, in the event that the cost to the Company shall be more than the required contributions rates towards pension compensation as described in Section 8.2 above) due to the cost of the disability insurance, the total cost of the Company's contributions to pension compensation and disability insurance collectively shall not exceed 7.5% of the Determined Salary.

8.3a
For the avoidance of any doubt, the Company's contributions for pension contributions based on part of the balance between the Base Salary that exceed the Determined Salary, as set forth in Exhibit A, shall be paid to the Exeutive on a monthly basis through the pay-slip as an additional payment in lieu of pension component (the "Additional Payment In Lieu Of Pension Component"). It is hereby agreed that said additional payment shall not constitute a salary component for any purpose, including for the purpose of calculating any severance payment, fringe benefits and/or social contributions of any kind and the Executive shall not claim or demand from the Company or any one relating to it any claim regarding supplemental payments towards the pension component at the funds due to such special arrangement as described in Sections 8.3, 8.4a that was held due to the Executive's sole request.

8.4	The Company shall deduct from the Determined Salary the Executive's contributions for pension compensation ('Tagmulim') the pension arrangement, as set forth in Exhibit A.

8.4a.
Determined Salary according to Section 8 in this Agreement means a gross monthly salary of NIS 40,000, as set forth in Exhibit A. The Parties agreed that the Company's cost due to contributions towards the pension arrangement based Determined Salary and the additional payments in accordance with Sections 8.1a and 8.3a shall not derogate the Executive's rights as described in his Previous Employment Agreement and shall not increase the total Company's costs.

8.5	Any tax liability in connection with pension arrangement and such additional payments as described in Sections 8.1a and 8.3a shall be borne solely by the Executive.

8.6
The Executive agrees and acknowledges that the Company’s Severance Contribution in accordance with the foregoing, shall be in lieu of 100% of the severance payment to which the Executive (or his/her beneficiaries) shall be entitled with respect to the Determined Salary and the contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Pay Law, 1963 (the “Severance Law”) in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval”, a copy of which is attached hereto as Annex A), as amended from time to time in case the Executive chooses a Policy and in the event that the Executive chooses Pension Fund arrangement in accordance with Sections 7-9 to the Extension Order General Insurance Pension In The Israeli Market. The Executive agrees that he shall not be entitled to any additional severance pay, including without limitation, with respect to the Severance Part in the Salary.

Exhibit 10.42

8.7
The Company hereby waives any of its rights to refund monies from the payments it transfers to the Policy/Pension Fund in accordance with this Section, unless the Executive's right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Law, and in the same amount which was denied, or the Executive withdraws monies from the Policy and/or the Pension Fund not due to a Granting Event. The term “Granting Event” shall mean - death, disability or retirement at the age of sixty or more.

9.	Advanced Study Fund

9.1
The Company shall make monthly contributions on the Executive's behalf to a recognized advanced study fund (the “Study Fund” (“Keren Hishtalmut”)) and shall deduct from the Salary his/her part at the Study Fund and transfer those monies to the Study Fund, as set forth in Exhibit A.

9.2	For the avoidance of any doubt, said contributions towards the Study Fund shall be capped up to the tax-exempt ceiling for Study Fund (currently NIS 15,712) set by the applicable law for tax purposes.

9.3
The contributions based on part of the Executive Base Salary that exceed the tax exempt of tax-exempt ceiling for Study Fund shall be paid to the Executive on a monthly basis through the pay-slip as an additional payment in lieu of the Study Fund. It is hereby agreed that such additional payment shall not constitute a salary component for any purpose, including for the purpose of calculating any severance payment, fringe benefits and/or social contributions of any kind and the Executive shall not claim or demand from the Company or any one relating to it any claim regarding supplemental payments towards the Study Fund directly to the fund due to such special arrangement as described in this Section that was held due to the Executive's sole request.

10.    Additional Incentives
In consideration for Executive's employment, including the non-compete undertakings in the PIAA Agreement (as defined below). The Executive agrees that such additional incentives are contractual payments and above any statutory rights and any additional Incentives that may be based on the Executive's salary shall be based on his Base Salary without the additional Severance Part in the Salary:

10.1
Equity-Based Retention Grant. Subject to the approval of the Compensation Committee of the Purchaser Parent and the lapse of 30 days following qualification of the Purchaser Parent's equity-incentive plan with the Israeli Tax Authority for purposes of Section 102 (under the applicable capital gains route) of the Israeli Income Tax Ordinance, Purchaser Parent shall grant the Executive the equity-based awards under Section 102 (under the applicable capital gains route) as set forth in Exhibit A (the “Awards”). The grant of such Awards shall be subject to Executive’s execution of the Purchaser Parent’s standard Award agreement, and such Awards will be governed by the terms and conditions of the share incentive plan of the Purchaser Parent, all as further detailed in Exhibit A. The Purchaser Parent's equity-incentive plan shall be submitted to the Israeli Tax Authority for purposes of Section 102 and all actions reasonably necessary to make grants thereunder shall be taken as soon as reasonably practicable after the Effective Date, and no later than 60 days thereafter.

Exhibit 10.42

10.2
Short-Term Incentive Plan. Executive shall be eligible to participate in the Purchaser Parent’s Short-Term Incentive Plan, as set forth in Exhibit A and as determined by the Board of Directors of the Purchaser Parent, on payment terms and conditions no less favorable than those provided generally to the other similarly situated employees of the Company Group, for so long as the same may be in effect; provided that the performance goals may be based on the Company Parent performance. The short-term incentive plan is a discretionary plan and is subject to change; provided that the target and maximum percentages of base salary set forth in Exhibit A shall not be reduced unless there is a comparable reduction for similarly situated employees.

10.3
Long-Term Incentive Plan. Executive shall be eligible, beginning with the long-term awards granted in fiscal year 2020 (the fiscal year ending January 31, 2020), for annual consideration for long-term awards (as determined in the Compensation Committee of the Board of Directors of Purchaser Parent’s sole discretion) made in accordance with the terms of Purchaser Parent’s Long Term Incentive Plan on terms and conditions no less favorable than those provided generally to the other similarly situated employees of the Company Group, for so long as the same may be in effect (at the sole discretion of the Compensation Committee of the Board of Directors of the Purchaser Parent).

11.    Vacation
The Executive shall be entitled to annual vacation days as set forth in Exhibit A. Notwithstanding the foregoing, the Executive shall make all efforts to exercise his/her annual vacation; however, if the Executive is unable to utilize all the vacation days by the end of a calendar year, the Executive shall be entitled to accumulate the unused balance of the vacation days standing to his/her credit up to and not exceeding the Maximum Quota (as defined in Exhibit A(. Any amounts exceeding such Maximum Quota shall be cancelled by the Company and will not be redeemable in any event. For avoidance of any doubt, redemption of unused vacation upon termination shall be calculated on the basis of the Base Salary.
12.    Sick Pay and Recreation Pay ('Dme'i Havra'a')
The Executive shall be entitled to paid sick days and Recreation Pay ('Dme'i Havra'a') in accordance with the law, except that full payment shall be made for any day of absence as of the first sick day.
13.    Indemnification, Reimbursement and Travel Expenses

13.1
Indemnity Insurance. Executive shall be entitled to indemnification, exculpation and advancement of expenses, as well as insurance coverage (to the same extent covering similarly situated employees), in his capacity as an employee and officer of the Company, on terms and conditions no less favorable than those provided generally to the other similarly situated employees of the Company Group, for so long as the same may be in effect, during the term of his employment and thereafter.

13.2
Reimbursement. The Executive shall be entitled to reimbursement of expenses in accordance with the Company's practices and policies for similarly-situated employees, as may be modified from time to time.

Exhibit 10.42

13.3	Travel Allowance. The Executive shall be entitled to a travel allowance for travel from his/her home to the Company's premises and back, as set forth in Exhibit A.
14.    Confidentiality, Non-Competition and Intellectual Property Matters
Executive agrees to be bound by, and shall have executed and delivered to the Company, the Confidential Information, Non-Compete and Invention Assignment Agreement, substantially in the form of Exhibit B hereto (the “PIAA Agreement”).

15.    General

15.1
The Executive shall bear all the taxes deriving from the rights and benefits received by him/her pursuant hereto. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance, contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Executive pursuant hereto.

15.2
This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, located in Tel Aviv Jaffa, shall have exclusive jurisdiction over the parties with regard to this Agreement, its execution, interpretation and performance.

15.3
As of the Effective Date, this Agreement, including the Exhibits and Schedules hereto, and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof, including the Prior Agreement, and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

15.4
Any notice sent by prepaid registered mail, fax or e-mail by one party to the other shall be deemed to have been received by the addressee within three business days of its dispatch, and if delivered by hand, fax or e-mail, at the time of its delivery.

15.5
This Agreement shall be deemed due notification regarding the Executive's employment terms in accordance with the provisions of the Notice to Employee and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder.

[signature page follows]

Exhibit 10.42

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

R2Net Israel Ltd.                         Oded Edelman
Signature: /s/ Anat Afek                    Signature: /s/ Oded Edelman
Name:
Title:

Exhibit 10.42

EXHIBIT A - TERMS OF EMPLOYMENT

Name	Oded Edelman
ID#	022707145
Address of Executive	8 Yizhar Street, Ramat-Hashron, Israel
Position	President, JamesAllen.com and Signet Chief Digital Innovation Advisor
Executive's Supervisor (Executive shall report to)	Reports to CEO, Purchaser Parent
Appointment percentage	100% position (full time)
Commencement Date	Effective Date
Salary
Base Salary: NIS 154,131(gross) Severance Part in the Salary: Monthly gross amount of 9,507. Such amount reflects 8.33% of the balance between the Base Salary and the Determined Salary.

the Base Salary and the Severance Part in the Salary collectively shall be defined as the Salary

Determined Salary	NIS 40,000 (gross)
Severance Contribution	8.33% of the Determined Salary
Company's/ Executive's portion of the pension compensation ('Tagmulim')	Company: 6.5% of the Determined Salary Executive: 6% of the Determined Salary
Additional Payment In Lieu Of Pension Component	Monthly gross amount of NIS 7,418.5. Such amount reflects 6.5% of the balance between the Base Salary and the Determined Salary.
Study Fund	Company: 7.5% up to the tax-benefit ceiling as described in the Agreement Executive: 2.5% up to the tax-benefit ceiling as described in the Agreement
Additional Payment In Lieu Of Study Fund
Monthly gross amount of NIS 10,381. Such amount reflects 7.5% of the balance between the Base Salary and the tax-exempt ceiling for Study Fund (currently NIS 15,712) set by the applicable law for tax purposes.

Vacation Days Per Year	25 days
Maximum Quota of Vacation Days	45 days
Notice Period	Termination without Cause - 12 months Termination with Cause - zero Termination for Death or Disability - One month Resignation (for whatever reason) - 30 days
Travel Allowance	NIS 400 per month (gross)
Equity-Based Awards
Executive shall be issued, as soon as reasonably practicable after the qualification of the incentive plan with the ITA as contemplated in Section 10.1, a one-time restricted stock award of 33,962 shares of common stock of Purchaser Parent under the Signet Jewelers Limited Omnibus Incentive Plan (the “Retention Award”). One-third (1/3) of the Retention Award will vest on the date Purchaser Parent announces the fiscal year 2019 results (expected to occur in April 2019) and two-thirds (2/3) of the Retention Award will vest on the thirty-six month anniversary of the Effective Date, subject to continued employment on each applicable vesting date. Any unvested Retention Award shall be fully accelerated upon termination by the Company, without Cause or upon death and Disability.

Exhibit 10.42

STIP
%(Target) - 75%
$(Target) - $393,750
%(Max) - 150%
$(Target) - $787,500
* Executive shall be entitled to a pro-rated short-term incentive plan bonus for the period from the Effective Date through the end of fiscal year 2018, based on achievement of performance targets to be determined by the board of directors of Purchaser Parent. Executive shall not be entitled to any other cash bonus for calendar year 2017.

Sick Leave	According to the law
Recreation Pay	According to the law

Exhibit 10.42

EXHIBIT B - PIAA AGREEMENT

(enclosed)

Exhibit 10.42

[TRANSLATED FROM HEBREW- THE HEBREW VERSION IS THE BINDING VERSION]
ANNEX “A”
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS
TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY

By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax (Rules for the Approval and Conduct of Benefit Funds) Regulations, 5724-1964 (hereinafter: the “Pension Fund”) or to managers insurance including the possibility to receive annuity payment under an insurance fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer's Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1)    The Employer's Payments -

(a)    to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, his employee’s benefit in addition thereto payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary. In the event the employer has not paid the above 2 1/3% in addition to the said 12%, his payments shall be only in lieu of 72% of the employee's severance pay;

(b)    to the Insurance Fund are not less than one of the following:

(1)    13 1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);

(2)    11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer's Payments shall be only in lieu of 72% of the Employee's severance pay;

In the event the employer has made payments in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee's name in an amount of 2 1/3% of the Exempt Salary, the Employer's Payments shall replace 100% of the employee's severance pay.

(2)    No later than three months from the commencement of the Employer's Payments, a written agreement was executed between the employer and the employee which included:

(a)    the employee’s consent to an arrangement pursuant to this approval in a text specifying the Employer's Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;

(b)    an advance waiver by the employer of any right which s/he may have to a refund of monies from its payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to sections 16 or 17 to the Law and/or in cases in which if such severance pay was denied the employee has withdrawn monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; for these purposes “Entitling Event” means death, disability or retirement at or after the age of 60.

Exhibit 10.42

(3)    This approval is not such as to derogate from the employee's right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

15th Sivan 5758 (9th June 1998).

Eliahu Ishai
Minister of Labor and Welfare